Exhibit 99.1

[Letterhead of Codman & Shurtleff, Inc.]

September 23, 2003

Dr. Mark Lanser

Chief Scientific Officer

Boston Life Sciences, Inc.

20 Newbury Street, 5th Floor

Boston, MA 02116

RE:	Preclinical and Clinical Development Supply and Option Agreement Boston Life Sciences, Inc./Codman & Shurtleff, Inc. Inosine for the Treatment of Stroke

Dear Dr. Lanser:

Codman & Shurtleff, Inc. (hereinafter “Codman”) agrees to provide Boston Life Sciences, Inc. (hereinafter “BLSI”) with drug pumps, catheters and accessories as described in the attached Appendix A (hereinafter “Preclinical Products”) for BLSI’s in vivo toxicology studies in beagle dogs (hereinafter “Tox Studies”), other ancillary in vitro stability and compatibility studies, and other studies necessary for the submission of BLSI’s Investigational New Drug (IND) application for the Inosine stroke indication (hereinafter the “Study”). In addition, in the event that medical reimbursement is obtained, Codman agrees to supply pumps and catheters (hereinafter “Clinical Products”), at current retail price in effect at the time of sale, to the hospitals participating in BLSI’s Phase I and Phase II studies. These “Clinical Products” are described in Appendix B. In the event that medical reimbursement is not obtained for the Clinical Products, Codman agrees to supply the Clinical Products as per Appendix C. Thereafter, should Codman receive medical reimbursement, BLSI shall pay Codman the difference in price between the medical reimbursement allowed and the pricing as listed on Appendix B for the Clinical Products. BLSI will place orders with Codman for Clinical Products on an as needed basis. There are no purchase requirements for a minimum number of products purchased for the Clinical Products, however, for Preclinical Products BLSI is committed to purchasing Preclinical Products as per Appendix A. No unused Preclinical Products or Clinical Products purchased by BLSI may be returned to Codman. Any defective Preclinical Products or Clinical Products received by BLSI may be returned to Codman.

Pursuant to the January 8, 2003, agreement between Codman and BLSI, BLSI shall purchase from Codman and will utilize (3) pumps and catheters for the purpose of establishing one month stability of Inosine in the pump. This study will be carried out by BLSI at BLSI’s expense with guidance from Codman on experimental design. Upon termination of the stability study, BLSI will return the pumps to Codman who will then examine, at Codman’s expense, the interior of the pumps for gross and microscopic degradation of pump materials (hereinafter “Compatibility”), in compliance with applicable FDA requirements for device compatibility testing and provide BLSI with a report to be included with the IND application filing.

Codman will test the integrity of the Titanium Shunt Connector connection with the Ventricular Catheter according to its own internal Standard Company Procedures (SCP) and guidelines. A final report for this study will be provided to BLSI for incorporation into BLSI’s IND application for Inosine.

Upon the request of BLSI, Codman will submit a Letter to the FDA allowing BLSI to reference Codman’s 510(K)s and PMAs for the devices in question, and will provide BLSI with the appropriate 510(K) and PMA numbers for such reference. Upon the request of BLSI, Codman shall provide technical and regulatory documents to the FDA under a Device Master File pertaining to the Clinical Products. BLSI shall be able to informally consult with Codman Regulatory personnel regarding Codman’s technical data regarding Clinical Products. BLSI shall be able to informally consult with Codman regarding reimbursement from third party payors for the cost of the Products and related surgical procedures for the Phase I and Phase II clinical studies, anticipated to enroll approximately 117 stroke patients (87 requiring Clinical Products), pending a protocol agreement with FDA. Codman will make reasonable efforts in obtaining product medical reimbursement.

BLSI shall complete a dog Pilot Study (an identical study of the Tox Study with the exception of utilizing Saline in place of Inosine), on four (4) beagle dogs (hereinafter “Pilot Study”). The Pilot Study shall be completed prior to any other studies commencing. Within one (1) week of receiving the Preclinical Products for the Pilot Study, BLSI will initiate the Pilot Study and will have forty-five (45) days from initiation of the Pilot Study to confirm in writing to Codman that the technical components of the Preclinical Products are successful. Should said Pilot Study be technically successful, BLSI agrees to commit to Preclinical Product purchases as per Appendix A and agrees to the Option of a First Right of Refusal as per the below noted paragraph. If the Pilot Study is technically unsuccessful, this agreement shall terminate and no further obligations of the parties will exist with the exception of Appendix D, Mutual Disclosure Agreement, which shall survive the termination of this agreement. In any event, BLSI agrees to submit a copy of the written results of the Dog Pilot Study within sixty (60) days of the study’s completion.

In return for Codman’s support, BLSI agrees to offer Codman an option of a First Right of Refusal (hereinafter “Option”) to exclusively license BLSI’s intellectual property regarding Inosine, including, but not limited to, a right to co-develop Inosine with Codman’s medical devices. The term of the Option shall commence upon the successful completion of the Pilot Study and shall continue until ninety (90) days after the results of one-half (1/2) of the patients enrolled in the Phase II study are reported to Codman by BLSI, unless extended by mutual agreement. In the event that the results of one-half (1/2) of the patients enrolled in the Phase II study do not allow for sufficient evidence of the result of the Study, such Option shall be extended to Codman until ninety (90) days after the results of the completed Study. [CONFIDENTIAL TREATMENT REQUESTED]

Codman is only providing BLSI with Preclinical Products for the Tox Studies and is not sponsoring the studies. BLSI acknowledges and agrees that Codman will not be liable for the use of the Preclinical Products in the Tox Studies and shall hereby indemnify Codman for the use thereof. BLSI shall not make any use of the Preclinical Products provided by Codman other than for the performance of the Tox Studies. BLSI agrees to promptly share the written results of the Tox Studies with Codman within sixty (60) days of completion of the Tox Studies.

Confidential Information: As per the attached Appendix D.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year signed below. The effective date of this Agreement shall be the date last signed by a party.

CODMAN & SHURTLEFF, INC.	BOSTON LIFE SCIENCES, INC.

By: /s/Salvatore J. Cosimano	By: /s/ Marc Lanser
Salvatore J. Cosimano	Dr. Marc Lanser
Director, Finance	Chief Scientific Officer

Date: 9/26/03	Date: 9/29/03

Appendix A – Preclinical Products

Discounted as per Codman’s Current Retail Price as of 09/05/03

Committed Product Usage	Product Description	Codman Code	Price Offering	TOTAL
72 ea	Straight Ventricular Catheters	82-3041	[Confidential Treatment Requested]

72 ea	Bioplate Titanium Connector	82-3053	[Confidential Treatment Requested]

1 ea	O.R. Heater	AP-09100	[Confidential Treatment Requested]

15 ea	High Temperature Drape for O.R. Heater (5 per case)	AP-09150	[Confidential Treatment Requested]

360 ea	Model 3000 Series Refill Kit	AP-07014	[Confidential Treatment Requested]

12 ea	Tunneler (Catheter Passer/6 per case)	82-1515	[Confidential Treatment Requested]

72 ea	Codman® Model 3000 Pumps (16-mL Reservoir .5 ML/day)	AP-030-16L	[Confidential Treatment Requested]

	Grand Total:	[Confidential Treatment Requested]

Payment Terms: Thirty (30) days upon receipt of Product (as per the Terms and Conditions of Codman’s standard invoicing).

BLSI is committed to the Product Usage above, however, BLSI may purchase additional Pre-Clinical Products per the above noted Price Offering, should BLSI require additional Pre-Clinical Products.

Appendix B – Clinical Products (With Medical Reimbursement)

As per Codman’s Current Retail Price as of 09/05/03

Estimated Product Usage	Product Description	Codman Code	Price Offering	TOTAL
90 ea	Straight Ventricular Catheters	82-3041	[Confidential Treatment Requested]

90 ea	Bioplate Titanium Connector	82-3053	[Confidential Treatment Requested]

1 ea	O.R. Heater	AP-09100	[Confidential Treatment Requested]

18 ea	High Temperature Drape for O.R. Heater (5 per case)	AP-09150	[Confidential Treatment Requested]

450ea	Model 3000 Series Refill Kit	AP-07014	[Confidential Treatment Requested]

15 ea	Tunneler (Catheter Passer/6 per case)	82-1515	[Confidential Treatment Requested]

90 ea	Codman® Model 3000 Pumps (30-mL Reservoir 1.7 ML/day)	AP-030-00H	[Confidential Treatment Requested]

		Grand Total:	[Confidential Treatment Requested]

Payment Terms: Thirty (30) days upon receipt of Product (as per the Terms and Conditions of Codman’s standard invoicing).

Appendix C – Clinical Products (No Medical Reimbursement)

Discounted as per Codman’s Current Retail Price as of 09/05/03

Estimated Product Usage	Product Description	Codman Code	Price Offering	TOTAL

90 ea	Straight Ventricular Catheters	82-3041	[Confidential Treatment Requested]

90 ea	Bioplate Titanium Connector	82-3053	[Confidential Treatment Requested]

1 ea	O.R. Heater	AP-09100	[Confidential Treatment Requested]

18 ea	High Temperature Drape for O.R. Heater (5 per case)	AP-09150	[Confidential Treatment Requested]

450ea	Model 3000 Series Refill Kit	AP-07014	[Confidential Treatment Requested]

15 ea	Tunneler (Catheter Passer/6 per case)	82-1515	[Confidential Treatment Requested]

90 ea	Codman® Model 3000 Pumps (30-mL Reservoir 1.7 ML/day)	AP-030-00H	[Confidential Treatment Requested]

	Grand Total:	[Confidential Treatment Requested]

Payment Terms: Thirty (30) days upon receipt of Product (as per the Terms and Conditions of Codman’s standard invoicing).

Appendix D

MUTUAL DISCLOSURE AGREEMENT

This Agreement confirms the terms and conditions under which the parties, Codman & Shurtleff, Inc., having an office at 325 Paramount Drive, Raynham, MA 02767 (hereinafter “CODMAN”) and Boston Life Sciences, Inc, 20 Newbury Street, 5th Floor, Boston, MA 02116 may exchange proprietary information and materials with respect to BLSI’s data, results, and reports on the conduct of the Tox Studies and the Phase I and Phase II Clinical Studies for the Inosine stroke indication and Codman’s agreement to supply discounted products to BLSI for said Phase I and Phase II Clinical Studies for the Inosine stroke indication for the purpose of potentially entering into a business relationship.

1) All information disclosed under this Agreement which is considered by the disclosing party to be confidential and proprietary (hereinafter “Confidential Information”) and which is in writing or other tangible form will be clearly marked by the disclosing party as being confidential. Any Confidential Information initially disclosed orally or visually will be identified as being confidential at the time of disclosure and confirmed in writing by the disclosing party within thirty (30) days of such disclosure.

2) Each party agrees that all Confidential Information received from the other party under this Agreement will be held in confidence and not disclosed to others, except as may be required by law or governmental regulation. Each party also agrees not to use such Confidential Information for its own benefit or for any purpose other than that set forth above without the prior written consent of the other party. Each party shall use the same standard of care to protect the confidentiality of information received from the other party as it uses to protect its own confidential information, and shall limit disclosure of such information to those of its personnel and consultants who have an actual need to know and have a legal obligation to protect the confidentiality of such information. Each party’s obligations regarding the confidentiality and nonuse of such information shall continue for five (5) years from the effective date of this agreement.

3) Notwithstanding the preceding provisions, obligations regarding confidentiality and use of Confidential Information disclosed hereunder shall not include:

a)	information which, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

b)	information which, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the receiving party;

c)	information which, prior to the time of disclosure, is known to the receiving party or, after disclosure, is independently developed by the receiving party as evidenced by its written records; and

d)	information which, after disclosure, is made available to the receiving party in good faith by a third party who is under no obligation of confidentially or secrecy to the disclosing party.

4) The exceptions of the preceding paragraph shall not apply to any specific information merely because it is included in more general non-confidential information, nor to any specific combination of information merely because individual elements, but not the combination, are included in non-confidential information.

5) The disclosure of Confidential Information hereunder by either party shall not result in any right or license under any patent or know-how being granted to the other party, nor shall it be construed to impose on the other party any restriction, duty or obligation other than that of confidentiality and nonuse as expressly provided herein.

6) The parties acknowledge that CODMAN may presently have internal development programs relating to the same or related subject matter of the Confidential Information, or may undertake such development programs at a future date, or may receive information on the same or related subject matter from third parties. Nothing contained in this agreement shall be construed to impose on CODMAN any restriction, duty or obligation in regard to the information disclosed hereunder other than that of non-disclosure and non-use as expressly provided by this agreement.

7) All written documents containing Confidential Information and other confidential material in tangible form received by either party under this Agreement shall remain the property of the originating party, and all such documents together with any copies or excerpts thereof and any such other material shall be promptly returned to the originating party or destroyed upon request.

8) No information regarding this Agreement or the other party’s interest in the subject matter hereof shall be disclosed by either party without the prior consent of the other party.

9) The effective date of this Agreement shall be the date last signed by a party.

ACCEPTED AND AGREED TO:

By: /s/Salvatore J. Cosimano	By: /s/ Marc Lanser
Salvatore J. Cosimano	Dr. Marc Lanser
Director, Finance	Chief Scientific Officer

Date: 9/26/03	Date: 9/29/03